================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 30, 2003



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-19294                    51-0265872
   (State or other              (Commission File             (I.R.S. Employer
   jurisdiction of                   Number)                  Identification
   incorporation)                                                 Number)



        7733 Forsyth Boulevard
              17th Floor
         St. Louis, Missouri                               63105
(Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


================================================================================

Item 7.        Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 9 and Item 12 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

             99.1 Press release dated July 30, 2003, announcing our earnings for the 2nd quarter 2003

             99.2 The script for a conference  call held by the  registrant on
                  July 30, 2003


Item 9.        Regulation FD Disclosure.

     The information in Exhibits 99.1 and 99.2 is incorporated herein by reference.

     The following information required to be reported under Item 12 of this Current Report on Form 8-K (the "Report") pursuant to Securities and Exchange Commission (the "Commission") Release No. 33-8176 is disclosed herein under
Item 9 of this Report in accordance with Commission Release No. 33-8216.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 30, 2003

                                       REHABCARE GROUP, INC.



                          By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                Vincent L. Germanese
                                Senior Vice President, Chief Financial Officer
                                    and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Press release dated July 30, 2003, announcing our earnings for the 2nd quarter 2003

99.2 The script for a conference call held by the registrant on July 30, 2003

                                                                    Exhibit 99.1

                    CONTACT:      RehabCare Group, Inc.
                                  John H. Short, Ph.D.
                                  Interim Chief Executive Officer
                                  Vincent L. Germanese
                                  Chief Financial Officer
                                  Betty Cammarata, Director-Investor
                                  Relations
                                  (314) 863-7422
                                         or
                                  FD Morgen Walke:
                                  Gordon McCoun/Lanie Fladell
                                  Press: Sean Leous
                                  (212) 850-5600
FOR IMMEDIATE RELEASE
Wednesday, July 30, 2003

          REHABCARE REPORTS SECOND QUARTER 2003 DILUTED EPS OF $0.27,
                       OPERATING REVENUES OF $136 MILLION
                        - Announces Restructuring Plan -
                         - Updates Guidance for 2003 -

ST. LOUIS, MO, July 30, 2003--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the second quarter and six months ended June 30, 2003. Comparison results for the quarter and six months follow. Numbers are in millions, except per share data.

                                          Quarter Ended         Six Months Ended
                                    June 30, March 31, June 30,     June 30,
                                      2003     2003     2002      2003     2002
--------------------------------------------------------------------------------
Consolidated Net Earnings           $  4.5    $  4.0   $  5.9  | $  8.5   $ 9.9
Consolidated Operating Revenues      136.0     138.8    140.8  |  274.9   279.1
Consolidated Earnings Per Share       0.27      0.25     0.32  |   0.52    0.54
--------------------------------------------------------------------------------

HRS Inpatient Operating Revenues      33.8      34.1     32.1  |   67.9    63.8
HRS Outpatient Operating Revenues     12.5      12.0     12.6  |   24.6    24.8
--------------------------------------------------------------------------------
HRS Operating Revenues                46.3      46.1     44.7  |   92.5    88.6
HRS Operating Earnings                 7.9       7.1      7.8  |   15.0    14.4
--------------------------------------------------------------------------------

Contract Therapy Operating Revenues   32.9      30.9     25.6  |   63.8    49.0
Contract Therapy Operating Earnings    1.8       1.7      2.1  |    3.6     3.7
--------------------------------------------------------------------------------

Supplemental Operating Revenues       32.5      35.4     44.3  |   67.9    90.4
Travel Operating Revenues             24.7      26.7     26.2  |   51.4    51.1
--------------------------------------------------------------------------------
Staffing Operating Revenues          $57.2     $62.1    $70.5  | $119.3  $141.5
Supplemental Gross Profit Margin      20.4%     20.3%    23.9% |   20.4%   23.2%
Travel Gross Profit Margin            19.0      19.8     21.5  |   19.4    21.4
--------------------------------------------------------------------------------
Staffing Gross Profit Margin          19.8%     20.1%    23.0% |   20.0%   22.5%
Staffing Operating (Loss)            $(2.1)    $(2.0)    $(.3) |  $(4.1)  $(2.0)
--------------------------------------------------------------------------------


                                     -MORE-

Highlights of the second quarter results are:

o The Hospital Rehabilitation Services division achieved continued growth in operating revenues in the inpatient segment year-over-year as a result of improved revenues per unit. Sequentially, revenues were flat despite a reduction of 4 average units. Outpatient operating revenues were flat year-over-year and up in the sequential quarter demonstrating improved revenues per facility despite one fewer program.

o The Contract Therapy division continued strong revenue growth resulting from a higher number of locations and higher revenues per location year-over-year and sequentially. Earnings were negatively impacted by increases in contract labor and salary-related expenses. Although operating revenues and earnings increased sequentially, both were slowed by greater than expected closures as the Company manages payment risk.

o The Staffing division experienced continued declines in operating revenues for both supplemental and travel year-over-year and sequentially. Gross profit margins in both segments declined year-over-year as a result of increased salary-related expenses, which could not be passed on to our customers.

     Diluted shares outstanding decreased by 10.1 percent from last year's second quarter and 9.8 percent from last year's six months, primarily due to the repurchase of 1.7 million shares under the stock repurchase program, which was completed during the second half of 2002.

     Commenting on the results, John H. Short, Ph.D., Interim Chief Executive Officer, stated, "Each of our businesses is facing significant regulatory, resource and industry pressures, which are negatively impacting their operating performance. While we have been addressing these issues through closing of unproductive facilities and reducing expenses, the performance of the businesses is still not satisfactory. Accordingly, we have instituted a comprehensive multi-faceted program to return our company to growth and improved profitability."

     Key elements of the program are:

1. An examination of the Company's service offerings, emphasizing a continuum of services approach to redesign the value proposition of our existing services. A value proposition defines the value received by our clients from RehabCare's services in profits or quality improvement compared to cost.

2. Enhancement of client relationships to provide more comprehensive service offerings creating long-term partnerships;

3.   Acquisitions in each division; and

4. Operational restructuring, which will ensure RehabCare's competitiveness in the marketplace.

     Elaborating on the program, Dr. Short stated, "We are retooling our product offerings in each of our divisions to make them more market responsive. For example, in our HRS and Contract Therapy divisions, using a model developed with one of our longest standing clients, we are creating a continuum of rehabilitative service delivery covering inpatient, outpatient and skilled care, both inside the hospital and freestanding. Driving this continuum is a value analysis that helps us identify needed enhancements over the life of our relationship."

     "In our staffing division, we are working on several important projects. The first is to fully integrate our travel and supplemental operations to enable us to provide a single point of contact to our clients. This capability will enable us to implement a market management concept focused on client relationships, and will allow us to reduce our reliance on costly branch operations. The second project involves developing the systems and processes necessary to implement a variable staffing management program that emphasizes clinical personnel development and the optimization of variable labor usage through partnership with our clients. Our third initiative is demonstrating measurable quality through our partnership with Simulis LLC, a global provider of simulation-based e-learning and training solutions. We believe this will distinguish us to our clients, allowing us to offer objective and measurable competency and skill set validation for our professionals on assignment. We believe that the value proposition of this approach is significant, offering tangible bottom line improvement to a typical hospital."

     Further discussing the second part of the program, Dr. Short stated, "We are committed to becoming less transaction-oriented in our business and more focused on comprehensive, long-duration partnerships with our clients. To accomplish this, we are developing alternatives to our typical relationships. For example, we are prepared to invest significant capital to develop joint ventures which allow us to deliver inpatient and outpatient rehabilitation in a variety of settings in association with major hospitals and health systems. Another important initiative is the opportunity to deploy capital to develop de novo programs or expand programs within hospitals to meet patient demand. We have existing, but preliminary, negotiations underway with a number of hospitals to more fully develop these types of arrangements. With our strong balance sheet and operating cash flow, we can easily handle a number of these larger opportunities annually. These examples could provide us with accelerated growth potential, longer client relationships, and a base to expand our continuum of services in partnership with the dominant hospitals and health systems in their respective marketplace.

     "Longer term client relationships are essential to our strategy in StarMed as deeper relationships allow us to shift our resources from selling and back office operations to the development and placement of highly qualified nursing, allied health, and clinical resources within our provider clients. To facilitate closer customer contact, integration of our information systems with our clients is required. An initiative with Bond International Software PLC and their Adapt system, recently announced, provides us the wherewithal to accomplish this early in the first quarter of 2004.

     "The third part of the program re-invigorates the use of strategic acquisitions as a tool to develop critical mass and market relationships in priority locations for StarMed, further accelerates growth and therapy resource availability for Contract Therapy and identifies program continuum opportunities in larger markets with key hospitals in HRS. We have assigned experienced senior executives to focus a significant part of their time on developing a pipeline of opportunities for us to consider."

Describing the fourth part of the program, Dr. Short stated, "We are currently executing a restructuring of our operations that includes a cost reduction target of some $12 million annually across all aspects of our operations. This restructuring eliminates management redundancies in Hospital Rehabilitation Services and reduces operating overhead in Contract Therapy, StarMed, and our corporate support services. Approximately 75 positions are affected, saving $5.7 million, or 47.5 percent of the target. Other components include restructuring our health insurance programs (25 percent) and vendor relationships and reducing our discretionary expenditures makes up the balance. We intend to complete this restructuring in the third quarter."

     Dr. Short continued, "Given our operating results through the first six months and our outlook for the balance of the year, we are updating our guidance for 2003. We now expect operating revenues of $530 million to $545 million, earnings before interest, taxes, depreciation and amortization (EBITDA) between $39 million and $43 million and diluted earnings per share in the range of $1.09 to $1.23. Our guidance incorporates a one-time termination benefits charge estimated at $.6 million after-tax we expect to take in the third quarter (about $.036 per diluted share), the estimated impact of the therapy caps effective September 1 and minimal impact of the 75 percent rule, if implemented, this year, as well as a 40 percent effective tax rate for the remainder of the year. In addition, our guidance assumes a continued decline in supplemental segment operating revenues in the third quarter consistent with that in the preceding two quarters with no further decline in the fourth quarter due to seasonal effects."

     Dr. Short concluded, "Despite these challenges, we have a strong balance sheet and continue to generate sufficient cash flow to fund our operations and provide capital for the growth and profitability initiatives mentioned above. We are determined to execute our plan to return our company to our historical growth rates and look forward to reporting our progress in future quarters."

     RehabCare Group, Inc., headquartered in St. Louis, is a leading provider of program management of inpatient rehabilitation and skilled nursing units, outpatient therapy programs, contract therapy services and temporary healthcare staffing services in conjunction with over 7,000 hospitals, nursing homes and other long-term care facilities throughout the United States. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

     A listen-only simulcast of RehabCare's second quarter conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:30 P.M. Eastern time today and ending at midnight on Tuesday, August 13. The dial-in number for the replay is (320) 365-3844 and the access code is 691427.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the cost, effect and timing of restructuring activities that have been commenced, including our ability to achieve the annual expense reductions anticipated; the timing and rate of the resumed growth in the staffing division; changes in and compliance with governmental reimbursement rates; regulations or policies affecting the hospital rehabilitation services and contract therapy divisions, including our estimates with respect to the effect of newly promulgated regulations on the Company's business; our ability to attract new client relationships or to retain and grow existing client relationships through the integration of our new information system with those of our clients and the development of alternative product offerings; our ability to identify and consummate strategic acquisitions to accelerate growth in our divisions; our ability, and the additional costs, to attract operational and professional employees; significant increases in health, worker's compensation and professional and general liability insurance premiums; the adequacy and effectiveness of operating and administrative systems; litigation risks, including our ability to predict the ultimate costs and liabilities or the disruption of RehabCare Group's operations; competitive effects on pricing and margins; and general economic conditions, including efforts by insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.
------------------------
                                     -MORE-

                         I. Condensed Consolidated Statements of Earnings
                         ------------------------------------------------
                          (Amounts in thousands, except per share data)

                          Three Months Ended           Six Months Ended
                               June 30,                    June 30,
                        ----------------------      -----------------------
                        2003      2002   %Change    2003      2002    %Change
                        ----      ----   -------    ----      ----    -------
Operating revenues   $136,043  $140,836   (3.4)   $274,885  $279,065   (1.5)
Costs & expenses
 Operating            102,215   103,623   (1.4)    206,905   206,449    0.2
 Selling, general
  & administrative
     Divisions         17,137    18,839   (9.0)     35,427    37,819   (6.3)
     Corporate          6,939     6,813    1.8      13,735    14,759   (6.9)
 Depreciation
  & amortization        2,106     2,035    3.5       4,345     3,960    9.7
                      -------   -------            -------   -------
    Total costs
     & expenses       128,397   131,310   (2.2)    260,412   262,987   (1.0)
                      -------   -------            -------   -------

Operating earnings,
     net                7,646    9,526   (19.7)     14,473    16,078  (10.0)
Other income
      (loss), net         (53)       1    N/M          (73)        4    N/M

Interest expense, net    (154)     (55)  180.0        (305)     (114) 167.5
                      -------   -------            -------   -------

Earnings before
 income taxes           7,439    9,472   (21.5)     14,095    15,968  (11.7)

Income taxes            2,982    3,600   (17.2)      5,594     6,068   (7.8)
                      -------   -------            -------   -------

Net earnings          $ 4,457  $ 5,872   (24.1)     $8,501   $ 9,900  (14.1)
                      =======  =======             =======   =======

Diluted earnings
  per share           $  0.27  $  0.32   (15.5)    $  0.52   $  0.54   (4.6)

Weighted average
 shares outstanding    16,444   18,298   (10.1)     16,469    18,267   (9.8)

                                  II. Condensed Consolidated Balance Sheets
                                  -----------------------------------------
                                           (Amounts in thousands)

                                         June 30,       December 31,
                                           2003            2002
                                         --------       -----------
Assets
Cash & short-term investments             $23,527         $ 9,584
Accounts receivable, net                   86,304          87,221
Deferred tax assets                         4,292           2,529
Other current assets                        5,340           6,122
                                         --------        --------
 Total current assets                     119,463         105,456

Equipment, net                             18,547          19,844
Excess cost of net assets acquired, net   101,685         101,685
Other assets                                6,904           8,545
                                         --------        --------
                                         $246,599        $235,530
                                         ========        ========
Liabilities & Stockholders' Equity
Payables & accruals                      $ 37,725         $37,610
Other non-current liabilities               9,722           9,306
Stockholders' equity                      199,152         188,614
                                         --------        --------
                                         $246,599        $235,530
                                         ========        ========

                                     -MORE-

                                       III. Operating Statistics
                                       -------------------------
                                (Revenues and Operating Earnings in 000's)

                                            Three Months Ended
                                  June 30,     March 31,       June 30,
                                    2003         2003            2002
                                  -------      --------        --------
Hospital Rehabilitation Services
--------------------------------
Revenues
   Inpatient                      $33,778       $34,137         $32,057
   Outpatient                      12,535        12,022          12,612
                                  -------       -------         -------
   Total                          $46,313       $46,159         $44,669

Division Operating Earnings*      $ 7,943       $ 7,074         $ 7,757

Average Number of Programs
   Inpatient                          134           138             134
   Outpatient                          49            50              55
                                      ---          ----             ---
   Total                              183           188             189


Contract Therapy

Revenues                          $32,914       $30,926         $25,607

Division Operating Earnings*      $ 1,812       $ 1,739         $ 2,095

Average Number of Locations           455           431             374


Staffing

Revenues
   Supplemental                   $32,459       $35,436         $44,320
   Travel                          24,735        26,680          26,240
                                  -------       -------        --------
   Total                          $57,194**     $62,116**       $70,560

Gross Profit Margin
   Supplemental                      20.4%         20.3%           23.9%
   Travel                            19.0%         19.8%           21.5%
   Total                             19.8%         20.1%           23.0%

Division Operating
       Earnings (Loss)*           $(2,109)      $ (1,986)       $  (326)

Weeks Worked
   Supplemental                    23,386         25,134         33,789
   Travel                          12,589         13,607         13,314
                                   ------         ------         ------
   Total                           35,975         38,741         47,103

Average Number of
   Supplemental Branches               76             82            111


*Division Operating Earnings (Loss) are earnings before interest and income taxes

**Includes intercompany sales of $0.4 million that staffing has sold to hospital rehabilitation services and contract therapy at market rates

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.

                                     -END-

                                                                    Exhibit 99.2

                        REHABCARE CONFERENCE CALL SCRIPT
                                  July 30, 2003

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY MORGEN-WALKE

     This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the cost, effect and timing of restructuring activities that have been commenced, including our ability to achieve the annual expense reductions anticipated; the timing and rate of the resumed growth in the staffing division; changes in and compliance with governmental reimbursement rates; regulations or policies affecting the hospital rehabilitation services and contract therapy divisions, including our estimates with respect to the effect of newly promulgated regulations on the Company's business; our ability to attract new client relationships or to retain and grow existing client relationships through the integration of our new information system with those of our clients and the development of alternative product offerings; our ability to identify and consummate strategic acquisitions to accelerate growth in our divisions; our ability, and the additional costs, to attract operational and professional employees; significant increases in health, worker's compensation and professional and general liability insurance premiums; the adequacy and effectiveness of operating and administrative systems; litigation risks, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive effects on pricing and margins; and general economic conditions, including efforts by insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME BY ED TRUSHEIM
---------------------------------------
Good morning and thank you for joining us today. I'm Ed Trusheim, Chairman of the Board of Directors of the Company. In a few moments, I will turn the conference call over to John Short, our Interim Chief Executive Officer, for his remarks on the second quarter's performance and, more importantly, his plan to return the Company to its former growth and profitability. Before I do so, I will update you on the progress we are making in our search for a permanent CEO of the Company. In our last conference call on June 4, I stated that the Board would be very deliberate in our search timeframe, taking up to nine months in order to provide sufficient time for Dr. Short to initiate the changes we believe are necessary to enhance the success of the Company. We intend to stick by this approach and if necessary take a little longer to find the right candidate. To date, we have formed the search committee made up of myself and one other independent board member, Mr. Ted Wight. We have asked our senior vice president of human resources, Patty Fish, to serve in a support role for the committee. We have received proposals from six nationally recognized search firms and have reduced the number to two, either of which could do the job. We will make a selection between the two firms by the end of August and then we will develop our leadership characteristics and selection criteria before we proceed to identify candidates. While we are not yet in a position to discuss with you specifics of the characteristics and criteria, a proven track record in leading growth, deep knowledge of the healthcare industry and demonstrated ability to lead large complex organizations such as ours will be important characteristics. And now, Dr Short.

REMARKS BY JOHN SHORT
---------------------
Good morning and thank you, Ed, for the update on the search process. And, thank you to those of you listening in for joining us today. With me from management today are: Tom Davis, President of our Hospital Rehabilitation Services Division; Pat Henry, President of our Contract Therapy Division; Todd Cook, President of our Travel Staffing segment; Laurie Schadegg, President of our Supplemental Staffing segment; Vince Germanese, Chief Financial Officer; Hickley Waguespack, Executive Vice President; Jim Douthitt, Chief Accounting Officer; and Betty Cammarata, Director of Investor Relations.

We will all be available during the question and answer period following my formal remarks.

During this call, I will review our plans for improving growth and profitability in our Company as was laid out in our press release issued earlier this morning and provide additional explanation for the quarterly results. Vince Germanese will begin by providing additional information about our financial results.

Thank you, John,
In the Hospital Rehabilitation Services division, we saw modest growth in both operating revenues and operating earnings and we continued our progress to integrate the inpatient and outpatient segments. We are cross-training our teams in the various offerings and are reassigning management based on customer relationships instead of product. We are moving rapidly to reduce costs through elimination of redundant positions, and we have begun to experience cost savings as we take advantage of the synergies in the integrated business unit.

The inpatient segment experienced good unit financial performance for the second quarter compared to the first quarter driven by higher revenue per location, increased discharges per location, and improved margins. Our total number of units at the end of the quarter was 134, one fewer than the end of the previous quarter (4 openings and 5 closures and of the 5 closures, 3 were subacute). Our backlog stood at 7, 4 of which require certificates of need to open. Our challenge remains growing the number and size of our units.

Performance improved in the outpatient segment in the second quarter compared to the first quarter, driven by increased visits per location and improved productivity despite a closure during the quarter. Again, our challenge is increasing growth in the number of sites in our outpatient segment.

On the topic of changing regulations, we have spent considerable time and effort responding to the Centers for Medicare and Medicaid Services proposed 75 percent rule this quarter. We have recently learned that CMS plans to issue a new proposed rule on August 1 together with a final rule on payment rates. The new proposed 75 percent rule will have an additional 60-day comment period. In our response to CMS, we made two key points as follows:

o The Rule was developed in 1984 and should be updated to current practice of rehabilitative medicine; other CMS criteria for admission to a rehab unit such as required hours of therapy per day need to be given due weight

o Strict enforcement of the Rule will conflict with access to care in rehab units

As soon as we learn of the final rule and can assess its impact on our business, we will have more to say on the subject.

Our contract therapy division continues to have success increasing its average quarterly revenue per location year-over-year to over $72,000, or 5.7 percent. The division added 9 net facilities during the quarter, ending with 448 facilities under contract, compared to 382 at the end of the 2002 second quarter. The number of openings dropped to 41 consistent with our historical average following the strong first quarter openings of 58. Closures increased by one to 32 with 24 of those closures resulting from action we initiated due to unacceptable payment risk or profitability concerns. Our backlog remains strong at 31.

The therapist shortage continues to present staffing challenges for the division forcing the use of high priced contract labor to support our operations. We have added resources to the recruiting team and have focused efforts on reducing the "time to fill" our open positions.

With regard to the therapy caps, we continue to anticipate a September 1, 2003 implementation and to work with industry groups toward a better solution for this regulation. Our revised guidance contains our estimated impact on operating revenues, costs and operating earnings for the remainder of the year after September 1.

Our staffing division continues to be negatively impacted by a general softness in demand, driven primarily by lagging vacancy rates, improvement in healthcare clients hiring, cost reduction efforts and a soft economy. On a long-term basis, we continue to believe that the demand for nurses and other healthcare professionals will outpace the growth in supply.

In supplemental staffing, total weeks worked declined 7 percent to 23,386 from the prior quarter resulting from a decrease in all nursing skill mixes and offset by a 6 percent increase in weeks worked within allied health. Same store revenue decreased 17.6 percent year-over-year and 7.2 percent sequentially. Gross profit margins remained relatively flat sequentially with slight increases in average pay rates relative to average bill rates offset by a shift in skill mix. We continue to reduce branch personnel and consolidate branch back office operations to partially offset the declines in volumes.

In travel staffing, total weeks worked declined 7.5 percent sequentially to 12,589 with all categories of personnel declining. Gross profit margins decreased sequentially due to increases in pay rates and compensation allowances not covered by increases in bill rates. On a positive note, gross weeks booked in June were the highest since October of 2002. This statistic is a key leading indicator for the future of the segment.

Our balance sheet remains strong with more than $23 million in cash at June 30, $10 million in operating cash flow for the quarter and capital expenditures of about $1.5 million. Day's sales outstanding were 58 days, up .4 of a day from last quarter and 3.5 days from the year ago quarter. We continue to have a debt-free balance sheet with a credit facility in excess of $110 million available for our strategic initiatives.

Finally, Jim Douthitt, our Chief Accounting Officer, has accepted a CFO position with a private company in Florida, working for a former RehabCare executive. Jim is a dedicated executive and contributed significantly to RehabCare's past success. We will miss him and wish him success in his new career. We have several candidates we are looking at to replace him during the third quarter.

Now I will turn the call back over to John -

Thanks, Vince,
As you know, I have been at the helm of our Company now for almost 8 weeks and have had the opportunity to review each of our three divisions and all of our support departments.

Each of our businesses is facing significant regulatory, resource and industry pressures, which are negatively impacting their operating performance. While we have been addressing these issues through closing of unproductive facilities and reducing expenses, the performance of the businesses is still not satisfactory. Accordingly, we have instituted a comprehensive multi-faceted program to return our company to growth and improved profitability. Key elements of the program are:

1. An examination of our service offerings, emphasizing a continuum of services approach to redesign the value proposition of our existing services. As you are aware, a value proposition defines the value received by our clients from RehabCare's services in profits or quality improvement compared to the cost of those services.

2. Enhancement of client relationships to provide more comprehensive service offerings creating long-term partnerships;

3.   Acquisitions in each of our divisions; and

4. Operational restructuring, which will ensure RehabCare's competitiveness in the marketplace.

First, we are retooling our product offerings, as we indicated, in each of our divisions to make them more market responsive. For example, in our HRS and Contract Therapy divisions, using a model developed with one of our longest and largest standing clients, we are creating a continuum of rehabilitative service delivery covering inpatient, outpatient and skilled care, both inside the hospital and freestanding.

In our staffing division, we are working to fully integrate our travel and supplemental operations to enable us to provide a single point of contact to our clients. This single point of contact is something our clients have been demanding. This capability will enable us to implement a market management concept focused on client relationships, and will allow us to reduce our reliance on costly branch operations. We are developing the systems and processes necessary to implement a variable staffing management program that emphasizes clinical personnel development and the optimization of variable labor usage through partnership with our clients. Finally, we are demonstrating measurable quality through our partnership with Simulis LLC, a global provider of simulation-based e-learning and training solutions. We believe this will distinguish us to our clients, allowing us to offer objective and measurable competency and skill set validation for our professionals on assignment.

The second  component  of our plan is that we are  committed  to  becoming  less transaction-oriented in our business and more focused on comprehensive, long-term partnerships with our clients. For example, we have the opportunity to deploy capital to develop de novo programs or expand programs within hospitals to meet patient demand. We have existing, but preliminary, negotiations underway with a number of hospitals to more fully develop these types of arrangements. With our strong balance sheet and operating cash flow, we can easily handle a number of these larger opportunities annually. Opportunities such as these can provide us with accelerated growth potential, longer client relationships, and a base to expand our continuum of services in partnership with the dominant hospitals and health systems in their respective markets.

Third, we intend to make strategic acquisitions to develop critical mass and market relationships in priority locations for StarMed, further accelerate growth and therapy resource availability for Contract Therapy and identify program continuum opportunities in larger markets with key hospitals in HRS. We have assigned experienced senior executives in our organization to focus a significant part of their time on developing a pipeline of opportunities for us to consider.

The fourth component involves a restructuring of our operations that includes a cost reduction target of some $12 million annually across all aspects of our operations. This restructuring eliminates management redundancies in Hospital Rehabilitation Services and reduces operating overhead in Contract Therapy and StarMed, as well as our corporate support services. Approximately 75 positions are affected, saving $5.7 million, or 47.5 percent of our target. Other components include restructuring our health insurance programs, which would result in 25 percent of the savings and restructuring our vendor relationships and reducing our discretionary expenditures, which make up the balance. We intend to complete this restructuring in the third quarter.

As to the outlook for the remainder of the year. Our efforts to reduce our cost of operations and selling, general and administrative costs will result in a one-time termination benefits charge of about $ .6 million after taxes in the third quarter. This charge reflects primarily severance and related benefit continuance costs together with legal and outplacement fees. Overall, our efforts to reduce our costs in the restructuring and other initiatives undertaken since the first quarter with a target reduction of $12.0 million, as previously mentioned, should result in a reduction of our quarterly selling, general and administrative costs in excess of $4.0 million in the fourth quarter when compared to the second quarter of 2003. We believe these initiatives will greatly improve our prospects for a successful 2004.

With that I would like to have our operator open the call for questions.

Following Questions and Answers -
---------------------------------

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:30 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the last five years. We invite you to view this information and hope it will be useful to you.

I want to thank all that participated in this call. We appreciate the opportunity to tell the story of the new RehabCare. I also want to express my appreciation to the management team for the good spirit in which they have made difficult decisions and to John Short for his dynamic and positive leadership. Thank you. This concludes the conference call.